NEWS RELEASE

FOR IMMEDIATE RELEASE                             Contact:    Kirk Doyle
November 18, 2004                                             Board Chairman
                                                              916-786-1188


               Roger Valine Named to SureWest Communications Board

(ROSEVILLE, CALIFORNIA) -- SureWest Communications (Nasdaq: SURW) today announced the appointment of Roger J. Valine to its Board of Directors. Valine has served as President and Chief Executive Officer of Vision Service Plan
(VSP), headquartered in Sacramento, California, since 1992. VSP provides eyecare benefit plans that range from comprehensive eye examinations and materials to complete medical and surgical eyecare. VSP has over 38 million members, over 21,000 clients and more than 21,000 member doctors. One in three people in California, and one in eight nationally, are covered by VSP.

"We are thrilled that Roger Valine has joined our Board of Directors," said Kirk Doyle, SureWest Chairman. "His incredible success at VSP, which includes perennial recognition on the list of 100 most desirable employers in the country, and his intimate knowledge of the Sacramento metropolitan area, where our businesses are concentrated and his family has called home for more than 150 years, make him a superb addition to our Board."

Mr. Valine satisfies all of the independent director criteria of the Nasdaq National Market.

Valine, 55, joined VSP in 1973 and worked his way up the executive ranks, ultimately serving as Vice President of Sales, Senior Vice President and then President of VSP subsidiaries. Now in his 13th year as President and Chief Executive Officer, Valine leads the nearly 2,000 employees of VSP. He also serves as a member of the Board of Directors of Eyefinity, Valley Vision, and American Specialty Health.

About SureWest

With 90 years in Northern California, SureWest and its family of companies represent an integrated network of highly reliable advanced communications products and services. SureWest provides digital TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest web site at www.surewest.com


                                       ###